EXHIBIT 99.1
news release
QLT ANNOUNCES REDEMPTION
OF 3% CONVERTIBLE SENIOR NOTES DUE 2023

For Immediate Release	August 11, 2008
VANCOUVER, CANADA — QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today that it is exercising its right to redeem on September 15, 2008 all $172.5 million outstanding principal amount of its 3% Convertible Senior Notes (“Notes”) due 2023. The redemption price for the Notes is 100% of the principal amount, plus accrued and unpaid interest to, but not including, September 15, 2008. Under the terms of the indenture governing the Notes, interest becoming due and payable on September 15, 2008, will be paid on that date to holders at the close of business on September 1, 2008, the relevant record date. This press release does not constitute a notice of redemption of the Notes. The redemption is being made solely pursuant to QLT’s Notice of Redemption dated August 11, 2008, which will be delivered to the holders of the Notes by The Bank of New York, the trustee under the Note indenture.
The Notes may be converted at any time before 5:00 p.m., New York City time, on September 12, 2008, the business day prior to the redemption date, in accordance with the terms and conditions set forth in the indenture and the Notes. The Notes are convertible into QLT’s common shares at a rate of 56.1892 common shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances. This is equal to a conversion price of approximately $17.80 per common share.
Questions regarding the redemption should be directed to The Bank of New York, the trustee under the indenture governing the Notes, at 101 Barclay Street, Floor 4 — East, New York, New York 10286, Attention: Corporate Trust Administration, Facsimile (212) 815-5802, or by telephone at 1-800-254-2826.
About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the fields of ophthalmology and dermatology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our web site at www.qltinc.com.

QLT Inc. Media Contact:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
or
Marcy Strickler
Telephone: 646-378-2927
QLT Plug Delivery, Inc. is a wholly-owned subsidiary of QLT Inc.
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”